ImmuCell Announces Financial Results for First Quarter of 2006

PORTLAND, ME -- 04/20/2006 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three month period ended March 31, 2006.

For the three months ended March 31, 2006, product sales increased approximately 1%, or $9,000, to $1,438,000, in comparison to the same period in 2005.

The Company recognized net income of $306,000, or $0.10 per diluted share, for the three months ended March 31, 2006, compared to net income of $259,000, or $0.09 per share, during the same period in 2005.

"Our lead product, First Defense®, continues to enjoy wide acceptance by dairy and beef producers as an effective tool to prevent calf scours," commented Michael F. Brigham, president and CEO. "Our continued and increased profitability resulted, in large part, from a 4% increase in First Defense® sales and a 25% decrease in research and development expenses."

The Company's cash, cash equivalents and short-term investments increased by 15%, or $780,000, to $5,930,000 at March 31, 2006 from $5,150,000 at December 31, 2005. Stockholders' equity increased by 4%, or $344,000, to $8,902,000 at March 31, 2006, as compared to $8,558,000 at December 31, 2005. The Company had 2,870,000 shares of common stock outstanding as of March 31, 2006.

                                                    (Unaudited)
                                                 Three Months Ended
                                                      March 31,
(In thousands, except per share amounts)         2006           2005
                                               -------        -------
Revenues:
Product sales                                  $ 1,438        $ 1,428
Other revenues                                     106            168
                                               -------        -------
Total revenues                                   1,544          1,596

Cost and expenses:
Product costs                                      509            562
Research and development expenses                  235            314
Selling, general and administrative expenses       343            307
                                               -------        -------
Total costs and expenses                         1,087          1,183
                                               -------        -------

Net operating income                               457            413

Interest and other income                           52             21
                                               -------        -------

Income before income taxes                         509            434
Income tax expense                                 203            175
                                               -------        -------
Net income                                     $   306        $   259
                                               =======        =======

Net income per common share:
Basic                                          $  0.11        $  0.09
Diluted                                        $  0.10        $  0.09

Weighted average common shares outstanding:
Basic                                            2,852          2,795
Diluted                                          3,058          3,033

                                             (Unaudited)
                                             At March 31, At December 31,
                                                 2006           2005
(In thousands)                                 -------        -------
Cash, cash equivalents and short-term
 investments                                   $ 5,930        $ 5,150
Total assets                                    10,348          9,955
Net working capital                              6,509          6,091
Stockholders' equity                           $ 8,902        $ 8,558
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106